Exhibit 10.1

35 Wilbur Street Associates, LLC
19 Wilbur Street
Lynbrook, NY 11563

August 14, 2015
Mr. Thomas Wegman
Advance Biofactures Corp.
35 Wilbur Street
Lynbrook, NY 11563

RE: Lease dated November 21, 2013 between 35 Wilbur Street Assoc., LLC and Advance Biofactures Corp., premises; 35 Wilbur Street, Lynbrook, NY 11563.

Dear Mr. Wegman:

It is our understanding that you would like to renew the lease for one year. The current lease expires on November 30, 2015. The one year extension would end on November 30, 2016. We propose that the current terms of the lease remain in effect except where the following is concerned:

1)	The landlord will take occupancy of an additional 1,000 square feet (SF) in the front building as discussed.
2)	The gross dollar amount for the rent will remain at $12,000 per month for the remaining square footage of approximately 12,150 SF less the adjustment for the 2,300 SF given up in April 2014 of $1,786.00 per month, for a net of $10,213.20 per month, less 14.89% of the utilities.
3)	The Tenant has the option to cancel this lease, without penalty, by providing the Landlord with three (3) months’ prior written notice at any time during the Term of this lease.

Please sign, notarize and return an original copy of this letter to us as soon as possible with a current copy of your certificate of liability insurance.

Sincerely yours,

Valorie Mancuso
Controller

Thomas Wegman, President	Richard Arote
Advance Biofactures Corp.	35 Wilbur Street Assoc., LLC

/s/ Thomas Wegman	/s/ Richard Arote

State of New York
County of Nassau
On this 14 day of August, 2015, before me personally came, Thomas Wegman to me known, who, being by me duly sworn, did say that he is the President of Advance Biofactures Corp. and that he signed his name thereto by authority of the board of directors.

Helen L. Piazza
Notary Public, State of New York
No. 4978936
Qualified in Nassau County
Commission Expires March 18, 2019
/s/ Helen L. Piazza